Exhibit 99.1
Caliber Continues to Increase Chainlink (LINK) Token Exposure with an Additional $2.0 Million Acquisition

Caliber’s Holdings Increased to 562,535 LINK Tokens

SCOTTSDALE, AZ, October 16, 2025 – Caliber (NASDAQ: CWD), a leading diversified real estate and digital asset management platform, today announced the completion of a strategic $2.0 million purchase of Chainlink (LINK) tokens, further strengthening its Digital Asset Treasury (DAT) Strategy and underscoring its commitment to blockchain innovation.

Caliber acquired 94,903 LINK tokens at an average price of $21.07 per token (including fees and expenses). This acquisition continues the Company’s previously announced strategy to continually grow Caliber’s LINK DAT through disciplined, incremental acquisitions over time. This acquisition grows Caliber’s total holdings in LINK to 562,535 tokens valued at approximately $10.1 million.

Caliber’s DAT Strategy is designed around gradual, measured acquisitions that allow the Company to dollar-cost-average its LINK purchases while generating long-term appreciation and staking yield. Over time, Caliber intends to build one of the largest LINK treasuries held by a public company.

Caliber is the first Nasdaq-listed company to publicly adopt a treasury strategy anchored in LINK. Through this initiative, Caliber provides its shareholders with transparent, mark-to-market exposure to LINK while positioning itself at the intersection of real asset infrastructure and digital asset infrastructure.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is an alternative investment manager with over $2.9 billion in Managed Assets and a 16-year track record in private equity real estate investing across hospitality, multi-family, and industrial real estate. In 2025, Caliber became the first U.S. public real estate platform to launch a Digital Asset Treasury strategy anchored in Chainlink (LINK). This initiative bridges real and digital asset investing through an equity-funded, disciplined approach that includes staking for yield. Investors can participate via Caliber’s publicly traded equity (Nasdaq: CWD) and private real estate funds.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber Investor Relations:
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com